UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
December 1, 2006

EUROBANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Commonwealth of Puerto Rico	000-50872	66-0608955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

270 Muñoz Rivera Avenue San Juan, Puerto Rico 00918
(Address of principal executive offices) (Zip Code)

(787) 751-7340
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR  240.13e-4(c))

Item 8.01 Other Events.

On December 1, 2006, Eurobank, the wholly owned banking subsidiary of Eurobancshares, Inc., entered into a Contract for Sale and Purchase for the purchase of land and an office building to serve as the new headquarters of Eurobancshares and Eurobank. The property, which is located in San Juan, includes a 57,187 square foot office building that will be used to consolidate the Company’s and the Bank’s headquarter and administrative operations. Management anticipates that the Company and Bank may benefit from certain efficiencies associated with centralizing these operations in one location.

The purchase price for the property is $12,390,000. The Company anticipates that the closing of the purchase, which is subject to the satisfaction of certain conditions, will occur on or about December 20, 2006. Following closing, the Company will begin the process of renovating the space to conform to the needs of the Company and the Bank. The Company’s current headquarters, located at 270 Muñoz Rivera Avenue, is part of a commercial office building only a portion of which is currently owned by the Company.

FORWARD-LOOKING STATEMENTS

Statements concerning future performance, events, expectations for growth and increased efficiency, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace, the ability to efficiently integrate our operations into our new headquarters location, and general economic conditions. Any projections in this Current Report on Form 8-K are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the Company will not necessarily update the information. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EUROBANCSHARES, INC.

Date: December 1, 2006	By:	/s/ Rafael Arrillaga-Torréns, Jr.
Rafael Arrillaga-Torréns, Jr.
Chairman of the Board, President and Chief Executive Officer

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